Journal Register Company Reports Third Quarter Results

YARDLEY, PA -- 10/18/2007 -- Journal Register Company (NYSE: JRC) today reported net income of $11.2 million, or $0.28 per diluted share, for the quarter ended September 30, 2007, as compared to net income of $7.3 million or $0.19 per diluted share, for the quarter ended September 24, 2006.

The Company's 2007 Third Quarter included a federal income tax benefit of $6.1 million, or $0.15 per share, and a beneficial net tax adjustment of approximately $1.8 million, or $0.05 per share, from a Michigan State tax law change.

Results presented in the accompanying financial summary are from continuing operations only and exclude the performance of the Company's Massachusetts and Rhode Island properties, which were sold in February 2007. The Massachusetts and Rhode Island properties are shown as discontinued operations and their results are excluded from revenues, operating expenses and operating income, but are included in the 2006 and 2007 net income and earnings per share. Net income from discontinued operations totaled $0.8 million, or $0.02 per diluted share, for the 2006 Third Quarter.

James W. Hall, Journal Register's Chairman and Chief Executive Officer effective November 1st, said, "In spite of a very challenging advertising environment, the Company achieved a number of objectives during the quarter and was able to record improved if not satisfactory results. I am especially pleased to note that we continue to maintain circulation numbers while keeping our focus on cost control. Our investments in the online side of our business -- both in talent and in technical assets -- continue to develop according to plan and we are seeing positive results from those efforts. And although the direction of the economy is uncertain, our management team and employees are working hard to generate more revenue by improving our business model, integrating our print and online operations, and developing new and exciting products for our customers.

"We also extend a special note of appreciation to Robert M. Jelenic, our outgoing Chairman and Chief Executive Officer for his years of service to the Company. Mr. Jelenic's last day with the Company will be November 1, 2007.

"In terms of strengthening our senior management team, Scott Wright took over as President and Chief Operating Officer on October 1st. We will look to Scott to lead us in revenue generation and in improving the effectiveness and efficiency of the operations of our clusters."

Please note that unless otherwise stated, all results compare Third Quarter 2007 to Third Quarter 2006.

Overall Revenue

Total revenues from continuing operations for the quarter ended September 30, 2007 were $113.0 million, as compared to total revenues of $122.0 million for the prior year, a decrease of 7.4%.

Executive Vice President and Chief Financial Officer Julie A. Beck said, "While we are not satisfied with our overall performance, our results for the quarter are demonstrating some mild improvements. For example, categories such as retail and classified employment results are slightly better than the previous quarter, and our online business, while still a small percentage of our total business model, is producing satisfactory results. We are working hard on three objectives -- to revitalize revenue, to achieve long term growth and to enhance shareholder value."

Advertising Revenue

Total advertising revenues for the Third Quarter decreased 9.4 percent to $85.8 million as compared to the Third Quarter of 2006. Excluding the results of the Company's Michigan cluster, total advertising revenues declined 7.9 percent.

Online Revenue

Total online revenue increased 23.1 percent, and was up in all six of the Company's clusters. In fact, online revenue accounted for 5.6 percent of total advertising revenue for the quarter. The Greater Philadelphia, Michigan, Greater Cleveland, New York Mid-Hudson and Capital Saratoga clusters showed significant double-digit gains, with retail and employment as the leading categories. The Company's Web sites generated 97.7 million page views, an increase of approximately 12.7 percent as compared to the prior year quarter. In September, the Company reported approximately 4.0 million unique visits to its Web sites.

Revenue Performance by Category:

Retail

Retail advertising revenue was $46.5 million, or a decline of 7.9 percent over Third Quarter 2006. Excluding the Company's Michigan cluster, retail advertising revenue declined 6.4 percent. Shortfalls were in the grocery/food/drug stores and building/hardware stores advertising categories.

Classified

Classified advertising revenues fell by 10.3 percent. Excluding the Michigan cluster, total classified advertising revenues for the Third Quarter 2007 declined 7.9 percent.

Classified other advertising revenues were down 2.6 percent. Excluding the Michigan cluster, classified other revenues increased 1.5 percent during the Third Quarter.

Classified employment advertising revenues for the Third Quarter 2007 declined 4.6 percent as compared to the Third Quarter 2006. Excluding the Michigan cluster, classified employment revenues dropped 5.7 percent. Several daily newspapers showed improvement in classified employment: The Trentonian, in Trenton, New Jersey; Macomb Daily, in Macomb, Michigan; The Bristol Press in Bristol, Connecticut; The Record in Troy, New York; and The Register Citizen in Torrington, Connecticut.

Classified auto advertising revenues decreased by 16.6 percent for the Third Quarter. Excluding the Michigan cluster, classified auto advertising decreased 10.6 percent.

Classified real estate advertising revenues posted a decline of 19.1 percent for the Third Quarter 2007 as compared to the previous year. Excluding the Michigan cluster, classified real estate advertising revenues dropped 17.2 percent.

National

National advertising revenues fell 20.4 percent overall for the Third Quarter 2007. Excluding the Michigan publications, national advertising revenues were down 25.7 percent for the Third Quarter.

Circulation

Third Quarter 2007 results for circulation revenue were flat compared to the prior year quarter with price increases of approximately four percent offsetting volume declines of the same amount.

Expenses

The Company decreased total operating expenses by 5.9 percent in the Third Quarter. Its same store non-newsprint cash operating expenses were down 4.9 percent in the Third Quarter compared to the prior year. Excluding online investment, the Company's non-newsprint cash operating expenses decreased 5.2 percent. Newsprint expense declined 16.6 percent for the Quarter, reflecting a decrease in unit cost of approximately 7.6 percent and a decrease in consumption of approximately 9.8 percent.

Taxes

As noted above, the Company's tax expenses from the Third Quarter were positively impacted by two items: a federal income tax refund of $6.1 million, related to a capital loss carry-back claim that will be received in the Fourth Quarter 2007; and a net tax adjustment of approximately $1.8 million related to the impact of a Michigan State tax law change. Tax expenses were negatively impacted by non-cash expense accruals required under FIN-48, "Accounting for Uncertainty in Income Taxes."

Debt and Other Financial Information

Debt declined by approximately $8.4 million in the Third Quarter to $642.2 million, which reflects a decrease of $88.0 million since December 31, 2006. The Company's capital expenditures in the Third Quarter were $6.2 million, including $1.3 million in online investment and $3.5 million for costs in connection with the new Macomb press and mailroom facility, which became operational in July 2007. The Company's overall effective interest rate was 6.6 percent for the Third Quarter, 3.8 percent after tax.

In October, the Company prepaid an additional $10.0 million on the Term A portion of the Company's credit agreement, making the next payment due in the First Quarter of 2009.

The Company is initiating discussions with its bank group to explore the possibility of modifying certain terms of its financial covenants to provide greater financial flexibility to help manage the Company efficiently during these challenging times. Simultaneously, the Company is exploring the sale of certain non-core assets to facilitate debt reduction. The Company continues to focus on reducing costs and accelerating revenue initiatives.

Cash Dividends

Consistent with the Company's objectives of conservative cash management and prudent investment in revenue initiatives, the Company announced today that it will eliminate its quarterly dividend until further notice.

Monthly Revenue Reporting

The Company also announced that effective November 1, 2007, it will no longer release its monthly revenue results and will report quarterly revenues in conjunction with its earnings releases.

The Company's third quarter 2007 earnings conference call is scheduled for 10:00 a.m. Eastern Time today and will be accessible via a live Internet Webcast and a limited number of listen-only, dial-in conference lines. The live Webcast can be accessed through Journal Register Company's Web site, www.JournalRegister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the Webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the Webcast will be available at www.JournalRegister.com for seven days following the call.

About Journal Register Company

Journal Register Company is a leading U.S. media company. Journal Register Company owns 22 daily newspapers and 346 non-daily publications. Journal Register Company currently operates 227 individual Web sites that are affiliated with the Company's daily newspapers, non-daily publications and its network of employment Web sites. These Web sites can be accessed at www.JournalRegister.com. All of the Company's operations are strategically clustered in six geographic areas: Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company owns JobsInTheUS, a network of 19 premier employment Web sites.

Safe-Harbor

This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, the extent or timing of cost savings, charges, the extent of employees impacted, and statements about the future performance, operations, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the success of the Company's asset sales and divestiture activities, developments in discussions with our lenders concerning modifications to our financial covenants, the ability of the Company to achieve cost reductions and integrate acquisitions, competitive pressures including competition from non-newspaper forms of media, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates, changes in performance that affect financial covenant compliance or funds available for borrowing, technological changes, the adoption of new accounting standards or changes in accounting standards. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA, Free Cash Flow, Adjusted Net Income and Net Income excluding special items figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free cash flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. Adjusted Net Income excludes the special item that is described elsewhere in this release. EBITDA Margin is defined as EBITDA divided by total revenues. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

Financial summary to follow:

                         Journal Register Company
                Condensed Consolidated Statements of Income
                                (Unaudited)
                    In thousands, except per share data

                                     Thirteen             Thirty-nine
                                    weeks ended           weeks ended
                                09/30/07   09/24/06   09/30/07   09/24/06
                                ---------  ---------  ---------  ---------
Revenue
  Advertising                   $  85,755  $  94,673  $ 264,767  $ 291,005
  Circulation                      22,852     22,860     68,763     69,045
                                ---------  ---------  ---------  ---------
  Newspaper revenues              108,607    117,533    333,530    360,050
  Commercial printing and
   other                            4,387      4,501     14,275     14,112
                                ---------  ---------  ---------  ---------
  Total revenue                   112,994    122,034    347,805    374,162
                                ---------  ---------  ---------  ---------

Operating Expenses
  Salaries and employee
   benefits                        45,831     48,836    140,614    153,783
  Newsprint, ink and printing
   charges                         10,276     12,055     33,295     35,868
  Selling, general and
   administrative                  18,196     17,871     56,424     55,712
  Depreciation and amortization     4,934      4,460     14,305     13,285
  Other                            16,147     17,316     49,055     50,795
                                ---------  ---------  ---------  ---------
  Total operating expenses         95,384    100,538    293,693    309,443
                                ---------  ---------  ---------  ---------

  Operating income                 17,610     21,496     54,112     64,719

  Net interest expense and
   other                          (10,664)   (10,999)   (31,657)   (32,320)
  Write-off of debt issuance
   costs                                -          -          -     (5,662)
                                ---------  ---------  ---------  ---------

  Income from continuing
   operations before income
   taxes                            6,946     10,497     22,455     26,737

  (Benefit) provision for income
   taxes                           (4,293)     4,013      4,184     10,404
                                ---------  ---------  ---------  ---------

  Net income from continuing
   operations                      11,239      6,484     18,271     16,333

Income (loss) from discontinued
 operations, net of taxes               -        786        (86)     2,480

Gain on sale of New England
 properties, net of taxes               -          -     27,660          -

                                ---------  ---------  ---------  ---------
Net income                      $  11,239  $   7,270  $  45,845  $  18,813
                                =========  =========  =========  =========

Income per common share (basic)
  Income from continuing
   operations                   $    0.29  $    0.17  $    0.47  $    0.41
  Income from discontinued
   operations, net of taxes             -       0.02          -       0.06
  Gain on sale of New England
   properties, net of taxes             -          -       0.70          -
                                ---------  ---------  ---------  ---------
  Net income per common share
   (basic)                      $    0.29  $    0.19  $    1.17  $    0.47
                                =========  =========  =========  =========

Income per common share
 (diluted)
    Income from continuing
     operations                 $    0.28  $    0.17  $    0.47  $    0.41
    Income from discontinued
     operations, net of taxes           -       0.02          -       0.06
    Gain on sale of New England
     properties, net of taxes           -          -       0.70          -
                                ---------  ---------  ---------  ---------
   Net income per common share
    (diluted)                   $    0.28  $    0.19  $    1.17  $    0.47
                                =========  =========  =========  =========

Dividends per common share      $    0.02  $    0.02  $    0.06  $    0.06

Weighted Average shares
 outstanding
  Basic                            39,146     39,150     39,138     39,608
  Diluted                          39,519     39,188     39,327     39,636

Other Data:

                                     Thirteen            Thirty-nine
                                   weeks ended           weeks ended
                               09/30/07   09/24/06   09/30/07   09/24/06(1)
                               ---------  ---------  ---------  ---------
Net income from continuing
 operations                    $  11,239  $   6,484  $  18,271  $  16,333
  Add: Provision for
   income taxes                   (4,293)     4,013      4,184     10,404
  Add: Loss on write-off of
   debt issuance costs                 -          -          -      5,662
  Add: Net interest expense
   and other                      10,664     10,999     31,657     32,320
                               ---------  ---------  ---------  ---------
Operating income                  17,610     21,496     54,112     64,719
  Add: Depreciation and
   amortization                    4,934      4,460     14,305     13,285
  Add: Special Items (3)               -          -          -      4,078
                               ---------  ---------  ---------  ---------
EBITDA                            22,544     25,956     68,417     82,082
EBITDA Margin                       20.0%      21.3%      19.7%      21.9%
  Less: Capital expenditures      (6,207)    (9,251)   (22,508)   (19,219)
  Less: Cash interest expense
   and other                     (11,668)   (10,764)   (32,186)   (31,566)
  Less: Cash income taxes (2)       (449)       (30)    (1,224)    (1,938)
                               ---------  ---------  ---------  ---------
Free Cash Flow from
 continuing operation          $   4,220  $   5,911  $  12,499  $  29,359

Net cash proceeds from sale
 of New England cluster
 operations                            -          -     55,532          -
                               ---------  ---------  ---------  ---------
Adjusted Free Cash Flow        $   4,220  $   5,911  $  68,031  $  29,359

Free Cash Flow per diluted
 share                         $    0.11  $    0.15  $    0.32  $    0.74
Adjusted Free Cash Flow per
 diluted share                 $    0.11  $    0.15  $    1.73  $    0.74

Net income, as reported        $  11,239  $   7,270  $  45,845  $  18,813
Plus: Special items (net of
 taxes)                           (7,897)         -     (6,918)     5,917
Less: Discontinued Operations
 (net of taxes)                        -       (786)   (27,574)    (2,480)
                               ---------  ---------  ---------  ---------
Adjusted net income (3)        $   3,342  $   6,484  $  11,353  $  22,250
                               ---------  ---------  ---------  ---------
Notes:
(1) 2006 has been revised to show discontinued operations. Revenues and operating income are from continuing operations.
(2) Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry forwards.
(3) Adjusted net income excludes the net effect of special items related to a federal tax refund of approximately $6.1 million, including $1.0 million of interest, and a tax benefit of $1.8 million for state tax law changes in the third quarter of 2007, a tax law change charge of
    $1.0 million in the second quarter of 2007, a $5.7 million ($3.4 million net of tax effect) in the first quarter of 2006 related to the repricing of the Company’s refinanced credit facility and a $4.1 million charge ($2.5 million net of tax effect) in the second quarter of 2006 related to a non-compete/separation agreement.

The following are Period Nine and Year-to-Date Advertising Revenue Results:

                                 JOURNAL REGISTER COMPANY
                                PERIOD NINE REVENUE REPORT
                             (Dollars in thousands, unaudited)

                          Period Nine                Year-To-Date (1)
===========================================================================
                       Four weeks ended          Thirty-nine weeks ended
Revenues:       9/30/2007 9/24/2006 % Change  9/30/2007 9/24/2006 % Change
                ========= ========= ========= ========= ========= =========
Advertising:
Local           $  15,341 $  16,753      -8.4 $ 144,168 $ 156,302      -7.8
Classified         11,382    12,206      -6.8   110,114   121,007      -9.0
National              999     1,289     -22.5    10,485    13,696     -23.5
                ========= ========= ========= ========= ========= =========
Total
 Advertising       27,722    30,248      -8.4   264,767   291,005      -9.0
Circulation         7,196     7,174       0.3    68,763    69,044      -0.4
Other revenue(2)    1,329     1,436      -7.5    14,275    14,113       1.1
                ========= ========= ========= ========= ========= =========
Total Revenue
Continuing
 Ops.              36,247    38,858      -6.7   347,805   374,162      -7.0
Discontinued
 Operations (3)         -     2,998               3,309    29,321
Total Company   $  36,247 $  41,856           $ 351,114 $ 403,483
                ========= ========= ========= ========= ========= =========
Notes:
(1) The revenues of the Company’s acquisitions are included from the date of acquisition in each period presented above.
(2) Other revenue is primarily Commercial Printing revenue.
(3) Discontinued operations represent the divestiture of the Company’s New
    England newspapers.

For more information:

Journal Register Company
Judy Brenna
Director of Investor Relations
Tel: (215) 504-4200

790 Township Line Road
Yardley, PA  19067
Fax: (215) 504-4201